Exhibit 10.4

TRANSACTION VOTING AND SUPPORT AGREEMENT

TRANSACTION VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 15, 2017, by and between MoviePass Inc., a Delaware Corporation (“MoviePass”), and the undersigned stockholder of the Company (as defined below)(“Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”) and MoviePass are entering into a Securities Purchase Agreement of even date herewith (the “SPA”);

WHEREAS, capitalized terms used but not defined in this Agreement have the respective meanings ascribed thereto in the SPA;

WHEREAS, as of the date hereof, Stockholder is the beneficial owner of the amount of shares of Helios Common Stock set forth on the signature page attached hereto (such shares, together with any other shares of Helios Common Stock acquired by Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the SPA, MoviePass has required that Stockholder enter into this Agreement and, in order to induce MoviePass to enter into the SPA, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Stockholder.

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Stockholder, to the extent submitted to the holders of Helios Common Stock for their approval as required by applicable law and/or the organizational documents of the Company, shall vote all Stockholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) for the adoption of the SPA and, in particular, for the issuance of the Helios Common Stock required to be issued in accordance with its terms (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that Stockholder knows would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the SPA, if such action or agreement would result in the failure of any of the conditions to MoviePass’ obligations under the as set forth in Section 6 of the SPA and (iii) against any proposal that Stockholder reasonably knows would be expected to prevent, impede, significantly interfere with, or significantly delay, the consummation of the transactions contemplated by the SPA. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b) Irrevocable Proxy. Stockholder hereby appoints MoviePass and any designee of MoviePass, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Stockholder Shares in accordance with Section 1(a). This irrevocable proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further reasonable action or execute such other reasonable instruments as may be necessary to effectuate the intent of this irrevocable proxy contained in this Section 1(b). This irrevocable proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Stockholder Shares. The power of attorney granted by Stockholder herein is an enduring power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(c) Voting. Stockholder shall retain at all times the right to vote all Stockholder Shares in its sole discretion (other than as contemplated by Section 1(b)) and without any other limitation on those matters other than those set forth in Section 1(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(d) Dissent or Appraisal Rights. Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the transactions contemplated under the SPA.

(e) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until the termination of this Agreement in accordance with its terms, Stockholder shall not directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment, constructive disposition or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or significantly delaying Stockholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(e). Notwithstanding the foregoing, Stockholder may transfer all or any portion of the Stockholder Shares prior to termination of this Agreement as long as the transferee agrees, in writing with MoviePass, to be bound by the terms of this Agreement. As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership; provided, however, that nothing in this Agreement shall restrict the ability of the Stockholder to engage in any hedging, derivative or other transactions relating to, or to otherwise transfer, any securities of any Person other than the Company.

(f) Publication. Stockholder consents to MoviePass publishing and disclosing Stockholder’s identity and ownership of Helios Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, but in each case only as may be required by applicable law. MoviePass agrees to provide Stockholder with a reasonable advance opportunity to review and comment on such disclosure. Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the SPA or any of the transactions contemplated herein and therein without the prior written consent of MoviePass, except for filings required under the Exchange Act with respect to Stockholder’s beneficial ownership of Stockholder Shares and except as may be required by applicable law.

2. Representations and Warranties of MoviePass. MoviePass hereby represents and warrants to Stockholder as follows:

(a) Organization; Authority. MoviePass is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MoviePass has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement. The execution, delivery and performance by MoviePass of this Agreement has been duly authorized and approved by its board of directors, and no other corporate action on the part of MoviePass is necessary to authorize the execution, delivery and performance by MoviePass of this Agreement. This Agreement has been duly executed and delivered by MoviePass and, assuming due authorization, execution and delivery hereof by the Stockholder, constitutes a legal, valid and binding obligation of MoviePass, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to MoviePass as follows:

(a) Organization; Authority. Stockholder is either (i) a natural person or (ii) a corporation, limited liability company or other entity, duly organized and validly existing under the laws of its jurisdiction of incorporation or formation. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder, and no further action on the part of Stockholder is necessary to authorize the execution, delivery and performance by Stockholder of this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming the due and valid authorization, execution and delivery hereof by MoviePass, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any federal, state or local governmental authority or third party are necessary for the performance by Stockholder of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its material obligations under this Agreement and except for filings required under the Exchange Act or applicable Canadian Law with respect to Stockholder’s beneficial ownership of Stockholder Shares or applicable law. Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder with its obligations under this Agreement, will (A) conflict with or violate any provision of the organizational documents of Stockholder, if any, or (B) (x) violate any law, judgment, writ or injunction of any federal, state or local governmental authority applicable to Stockholder or any of its subsidiaries, if any, or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the respective properties or assets of, Stockholder or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder or any of its Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, liens or encumbrances as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.

(c) Ownership of Shares. Stockholder owns, beneficially or of record, all of the Stockholder Shares. Stockholder owns all of the Stockholder Shares free and clear of any proxy, voting restriction, voting trust, adverse claim or other lien or encumbrance (other than proxies and restrictions in favor of MoviePass pursuant to this Agreement, as set forth in the Company’s certificate of incorporation, as amended, bylaws, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, and except pursuant to certain lockup agreements between Stockholder and the holders of the Company’s senior secured convertible notes (the “Stockholder Lockup Agreements”). Without limiting the foregoing, except for proxies and restrictions in favor of MoviePass pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, Stockholder has sole voting power and sole power of disposition (except with respect to the restrictions on transfer pursuant to the Stockholder Lockup Agreements), with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto (except with respect to the restrictions on transfer pursuant to the Stockholder Lockup Agreements), and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares (except with respect to the restrictions on transfer pursuant to the Stockholder Lockup Agreements). As of the date hereof, Stockholder does not own, beneficially or of record, any securities of the Company other than the Stockholder Shares.

(d) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, MoviePass or any of their respective subsidiaries in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Stockholder.

4. Termination. This Agreement shall terminate automatically without any further action of the parties on the first to occur of (a) the termination of the SPA in accordance with its terms and (b) the Closing or, if earlier, on the mutual written consent of the parties hereto. In addition to the foregoing, Stockholder shall have the right to terminate this Agreement if the terms and conditions described in the SPA or in any of the exhibits attached thereto are modified in any manner the result of which requires the Company to seek stockholder approval for such modification. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement before termination in accordance with Section 4 and (ii) the provisions of this Section 4 and Section 5 of this Agreement, shall survive any termination of this Agreement.

5. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder solely in its capacity as owner of the Stockholder Shares and that nothing in this Agreement is intended to or shall in any way restrict or limit any director of the Company from taking any action in his or her capacity as a director of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director of the Company, and no action taken by any individual in his or her capacity as a director of the Company shall give rise to or be deemed a breach of this Agreement.

(b) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify MoviePass of the number of shares of Helios Common Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any such Helios Common Stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Helios Common Stock, the number of shares constituting Stockholder Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Helios Common Stock or other voting securities of the Company issued to Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances. From time to time, at the reasonable request of MoviePass and without further consideration, prior to the termination of this Agreement, Stockholder shall execute and deliver such reasonable additional documents and take all such further reasonable action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law and public policy in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

(k) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(l) Notices. All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (A) delivered personally, on the date of such delivery, (B) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (C) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

If to MoviePass:	175 Varick Street, Suite 604 New York, NY 10012 Attention: Mitch Lowe, CEO Email:mitch@moviepass.com

with a copy to (which shall not constitute notice):	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Tel.: (212) 370-1300
Email: bigrossman@egsllp.com

if to Stockholder:	See Stockholder’s signature page attached hereto.

with a copy to (which shall not	Mitchell Silberberg & Knupp LLP
constitute notice):	11377 W. Olympic Blvd.
Los Angeles, CA 90064
Attn: Kevin Friedmann, Esq.
Tel.: 310.312.3106
Facsimile: 310.312.3100 Email: kxf@msk.com

(m) Governing Law; Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.

(i) This Agreement shall be governed by, and construed in accordance with, the internal procedural and substantive laws of the State of New York, without regard to the choice of law rules thereof.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts New York and to the jurisdiction of the United States District Court for the Southern District of New York (and any appellate courts of such courts), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (D) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 5(l) of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.

(iii) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(iv) The parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the parties agree that, if for any reason either of the Stockholder or MoviePass shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MOVIEPASS INC.

By:
Name:	Mitch Lowe
Title:	Chief Executive Officer

Signature Page to Transaction Voting and Support Agreement

STOCKHOLDER

Name:

Address:

Number of shares of Helios Common Stock Beneficially Owned: